Exhibit 99.1

Sino Payments Enters Operations and Revenue Phase of Development

Press Release Source: Sino Payments, Inc. On Thursday March 25, 2010, 9:00 am EDT

HONG KONG, March 25 /PRNewswire-FirstCall/ -- Sino Payments, Inc. (www.sinopayments.com) (OTC Bulletin Board:SNPY.ob - News) today announced that it has submitted the first three ecommerce merchant account applications to acquiring bank partners Valitor and Payvision.

Sino Payments is working on behalf of quite a few merchants to provide ecommerce card processing services including www.yapyap.com among others.

Sino Payments' President and CEO Matthew Mecke stated, "In addition to expecting our first revenue and merchant processing to occur in Q2 this year, we are building up quite a large amount of anticipated volume for future business.  Although it may seem like we have been dormant for the last 2 fiscal quarters, our activity will soon bear fruit and my expectation is that we will generate sufficient revenue to be operating positive on a monthly basis before the end of this year 2010.  Our sales pipeline is larger than we had anticipated as recently as the end of last year and we hope to soon make announcements related to the completion of a search for a qualified Sales Executive to help us drive even stronger growth than the heavy sales prospect growth we are now experiencing.  Regional Asian physical retailers continue to be a focus for Sino Payments, in addition to these, we see strong potential in services to groups based in Japan, Europe, and others in Greater China with regional operations."

About Sino Payments, Inc.  (www.sinopayments.com)

Sino Payments is a US public company with offices in Hong Kong.  In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.